EXHIBIT 10.9
[NORTHROP GRUMMAN LOGO]

SEWP III SUBCONTRACT AGREEMENT

This AGREEMENT, effective this 25th day of July 2002, entered into by and between:

Northrop Grumman Computing Systems, Inc. 7501 Greenway Center Drive Suite 1000 Greenbelt, MD. 20770	&	ActivCard, Inc. 6623 Dumbarton Circle Fremont, CA. 94555

Hereinafter “NGIT”		Hereinafter “Subcontractor”

1.	SCOPE

Northrop Grumman Computing Systems, Inc. a wholly owned subsidiary of Northrop Grumman Information Technology (collectively referred to as “NGIT”), having been awarded contract number NAS5-01143 from NASA. This Agreement governs the terms and conditions under which the Products or Services of Subcontractor shall be provided to NGIT in order that NGIT may perform its obligations under the above-cited contract. Subcontractor agrees to undertake all reasonable commercial efforts to comply with the flow-down clauses, as applicable to the Parties and this Agreement, as set forth in Attachment B.

2.	PRODUCTS OR SERVICES AND INSTALLATION

Subcontractor shall provide to NGIT the Products or Services described in Attachment A to this document, pursuant to Paragraph 1. Subcontractor hereby represents and materially warrants to NGIT that Subcontractor possesses the skill, expertise, and experience to perform adequately and completely the services required. Services shall include any technical support as agreed to by Subcontractor in a separate agreement or professional services provided per a Statement of Work (“SOW”) as mutually agreed to by the parties from time to time.

3.	TECHNOLOGY REFRESH

It shall be the responsibility of the Subcontractor to submit to NGIT a Technology Refreshes (“TR”) as needed to add new product or update current pricing and data on the SEWPIII Contract. Subcontractor recognizes that the data submitted on a TR to NGIT is not official until approved by NASA. Therefore, the pricing submitted on a TR will not be valid until officially approved by NASA. TR’s are only submitted twice a month to NASA.

4.	SOURCE OF SUPPLY

Beginning thirty (30) days after the date of this Agreement, Subcontractor will provide NGIT thirty (30) days written notice of any discontinuance of the distribution of availability of the Product or Services.

Subcontractor acknowledges that the Prime Contract contains specified delivery requirements and agrees that, throughout the term of this Agreement, and provided that Subcontractor provides written consent to particular delivery requirements on a case-by-case basis it shall adhere to the delivery schedule requirements contained in Section 12 of this Subcontract Agreement.

5.	SOFTWARE LICENSE AGREEMENT

Software License Agreement is incorporated and set forth in Attachment C of this Contract. In the event of a conflict between the Software License Agreement and the SEWPIII Agreement, the terms and conditions of the Software Licensing Agreement shall prevail.

6.	PROPRIETARY INFORMATION

In order to obtain full and complete benefit of Subcontractor Products and Services, and to protect and secure each party, its goodwill, know-how, trade secrets and client relationships, the parties agree that each party shall preserve the Proprietary Information, identified and marked as such, received from the other party, in confidence for a period of three (3) years from the date of receipt thereof. During this period, each party shall refrain from disclosing such Proprietary Information to any third party without written permission from the other party.

Subcontractor retains all right, title, and interest to the Intellectual Property in the Products and Services including all patents, copyrights, trademarks, and trade secrets, which are associated with such Products. Nothing contained in this Agreement shall be construed to transfer any rights in or to the Products other than as explicitly set forth in this Agreement. NGIT shall not have any right to copy the Products or accompanying documentation.

Right, title and interest of any additional deliverables provided per negotiated statement of work (SOW) shall be retained by Subcontractor to the extent of inclusion of any third-party intellectual property. NGIT shall have a license to the deliverables provided per negotiated SOW, to the same extent as provided in the Software Licensing Agreement.

NGIT shall not, and shall not allow, any third party to: (i) reverse engineer, decompile, translate, disassemble or attempt to discover any source code or underlying ideas or algorithms of any Subcontractor Products, (ii) transfer, sell, lease, lend, disclose, use for timesharing or service bureau purposes any Subcontractor Products, (iii) use, provide, or allow others to use Subcontractor Products for the benefit of any third party, (iv) use Subcontractor Products, or allow the transfer, transmission, export, or re-export, of any Subcontractor Products, or portion thereof, in violation of any export control laws or regulations administered by the U.S. Commerce Department or any other government agency.

7.	TERM

This agreement shall be effective for one (1) year from the date of this Agreement.

8.	INVOICING

Subcontractor is responsible for the timely filing of all invoices for work performed, or deliveries made under this Agreement. Invoices shall be prepared in accordance with generally accepted commercial practices and at a minimum, contain the following information:

(a)	Name of Company
(b)	Invoice Date
(c)	Description, Price and Quantity Delivered
(d)	Name, Phone Number and Address Where Payment is to be Made.

Invoices shall be submitted to:	NGIT 7501 Greenway Center Drive Suite 1000 Greenbelt, MD 20770

9.	PAYMENT TERMS

Subcontractor shall issue invoices to NGIT for each shipment of Product or Service provided. Payments to Subcontractor from NGIT, for Subcontractor’s performance under this Agreement, shall be net thirty (30) days from date of invoice.

10.    PRICING AND PRICE PROTECTION

NGIT’s prices for Products and Services will be the prices stated in Attachment A. If NGIT’s price for any product is reduced, the reduced price shall automatically apply to all orders placed with the Subcontractor after the reduction is announced. If NGIT’s price for any products is reduced, the reduced price shall automatically apply to all orders shipped by the Subcontractor after the price reduction is announced whether or not these orders were placed before or after the announcement of the price reduction. For the term of this Agreement, Subcontractor will offer NGIT a discount off of the manufacture’s list price for products and services in accordance with the discount provisions provided in Schedule A. There will be no price increases under this Agreement for the term of the Agreement unless the manufacture’s list price is increased.

11.    CONFIDENTIALITY

Each party recognizes that the other party has developed, and will continue to develop, techniques and methods to provide unique services for its clients. Each party regards its techniques and methods as trade secrets. Each party agrees it will not divulge to any other person, firm, Governmental entity, or corporation any information acquired by it during the term of this Agreement relating to or concerning any phase of the business or operation of each party or its customers.

12.    DELIVERY

Subcontractor shall use reasonable commercial efforts to provide delivery of all items identified in Attachment A, or added to Attachment A through contract modification, within thirty (30) days after receipt of order (ARO) from NGIT.

Partial shipments will not be accepted unless authorized on the order from NGIT prior to the time of delivery.

All orders placed under this Subcontract shall be shipped F.O.B. Origin.

13.    INSPECTION AND ACCEPTANCE

The Subcontractor shall only tender for acceptance those items that conform to the requirements of this Subcontract Agreement. The NGIT reserves the right to inspect or test any supplies or services that have been tendered for acceptance. The NGIT may require repair or replacement of nonconforming supplies or reperformance of nonconforming services at no increase in contract price. The NGIT must exercise its post-acceptance rights (1) within a reasonable time after the defect was discovered or should have been discovered; and (2) before any substantial change occurs in the condition of the item, unless the change is due to the defect in the item. The items shall be deemed accepted fifteen (15)working days from the date of delivery unless NGIT has notified Subcontractor in writing of any failure to conform to the specifications. Such notification shall have sufficient detail to enable Subcontractor to reproduce the failure and to certify that the failure has been remedied or a suitable work-around devised. Following acceptance pursuant to this section, under no circumstances shall NGIT be entitled to revoke acceptance.

14.    WARRANTY EXCLUSION

In no event will either party be liable for any indirect, punitive, special, incidental, or consequential damages in connection with or arising out of the performance of this Agreement including loss of profits, use, data or other economic advantage, or the proper use of any item of confidential and proprietary information, even if the other party has been previously advised of the possibility of such damages. NGIT agrees that Subcontractor’s liability hereunder, including but not limited to liability for US patent and copyright infringement, shall in no event exceed the amount paid by NGIT pursuant to this Agreement.

15.    YEAR 2000 WARRANTY—COMMERCIAL SUPPLY ITEMS

The Subcontractor warrants that each hardware, software, and firmware product delivered under this contract shall be able to accurately process date data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, including leap year calculations, when used in accordance with the product documentation provided by the contractor, provided that all listed or unlisted products (e.g. hardware, software, firmware) used in combination with such listed product properly exchange date data with it. Subsequent to December 1, 1997, all items provided by the Subcontractor must be Year 2000 compliant. If the contract requires that specific listed products must perform as a system in accordance with the foregoing warranty, then that warranty shall apply to those listed products as a system. The duration of this warranty and the remedies available to the Government for breach of this warranty shall be defined in, and subject to, the terms and limitations of the Subcontractor’s standard commercial warranty or warranties contained in this contract, provided that, notwithstanding any provision to the contrary in such commercial warranty or warranties, the remedies available to the government under this warranty shall include repair or replacement of any listed product whose non-compliance is discovered and made known to NGIT in writing within ninety (90) days after acceptance. Nothing in this warranty shall be construed to limit any rights or remedies the Government may otherwise have under this contract with respect to defects other than Year 2000 performance.

16.    CHANGES

Except as otherwise provided by this Agreement, any changes in the terms and conditions of this contract must be in writing and approved in advance by both parties. Both parties shall have the right to make reasonable changes within the scope of work to be performed hereunder.

17.    NOTICES

Any notices that may be required by the terms of this Agreement shall be properly addressed and delivered to the addresses provided below or such address as may be provided by either party to this Agreement in written notice to the other:

a)For NGIT:	Logicon FDC 7501 Greenway Center Drive Suite 1000 Greenbelt, MD 20770 Attn: Alpana Jenne

b)For Subcontractor:	ActivCard, Inc. 6623 Dumbarton Circle Fremont, CA. 94555 Attn: Legal Department FederalTax ID#: 94-324-2303

18.    NO ASSIGNMENT OR DELEGATION

It is mutually acknowledged that this Agreement contemplates the unique products or services of Subcontractor which are required for the successful completion of the contract, accordingly, neither this Agreement, nor any right or duty hereunder, may be assigned or delegated by Subcontractor without the prior written consent of NGIT. Nothwithstanding the foregoing, Subcontractor may assign all of its rights and obligations hereunder in the event of a change of control of Subcontractor.

19.    INDEPENDENT CONTRACTOR

In performing its obligations under this Agreement, Subcontractor shall, at all times, be acting as an independent contractor. No employer/employee, partnership, or joint venture is intended. Neither party is authorized to act in a manner which expresses or implies any other relationship.

20.    DISPUTES

(a)    The parties shall exercise their best efforts to settle all disputes arising hereunder by agreement and good faith negotiations. If said dispute arises pursuant to the Prime Contract, NGIT agrees to coordinate fully with Subcontractor and prosecute claims which involve both parties under the Prime Contract.

(b)    This contract is subject to the Contract Disputes Act of 1978, as amended (41 U.S.C. 601-613). Failure of the parties to this contract to reach agreement on any request for equitable adjustment, claim, appeal, or action arising under or relating to this contract shall be a dispute to be resolved in accordance with the clause at FAR 52.233-1, Disputes, which is incorporated herein by reference.

(c)    Pending resolution of any dispute, both parties agree to proceed diligently with performance hereunder.

21.    LIMITATION OF LIABILITIES

Neither NGIT or Subcontractor shall be liable to any third party for any incidental, special, consequential or exemplary damages whether in an action based on contract, tort (including negligence) or any other legal theory, including but not limited to loss of anticipated profits or benefits of use.

In no event will Subcontractor’s liability to NGIT or any third party anticipated under this Agreement, regardless of the form of claim or action, exceed a sum equal to the amounts paid for the Products and Services under this Agreement. This limitation is cumulative with regards to all payments by NGIT for claims or damages being aggregated to determine satisfaction of the limit. The existence of one or more claims will not enlarge the limit.

22.    TERMINATION

This Agreement may be terminated by NGIT if any of the following occurs:

(a)	Prime Contract No. NAS5-01143 or NAS5-01147 is terminated for convenience by NASA in accordance with FAR 52.249-2;

(b)	It is reasonably determined that Subcontractor has made false representations in conjunction with this Agreement;

(c)
Subcontractor shall default in the performance of this Agreement in accordance with its terms, and shall fail to cure such default within a period of thirty (30) days after receipt of a notice specifying the default.

Termination shall be done by delivery to Subcontractor of a Notice of Termination specifying the reason for termination.

23.    WARRANTY

Subcontractor warrants that for a period of ninety (90) days following delivery of the Products (“Product Warranty Period”), the Products will substantially conform to the published documentation provided in Attachment A;

Subcontractor assumes no liability of any kind with respect to any interruption of service, impairment of function, or erroneous results in the operation of the Products caused by any date processing of any third-party software or hardware, by failure to supply date, data of the Products in a form compatible with the Products, or by any software, hardware, programming, technology or data supplied by a third party. Subcontractor makes no warranties of any kind with respect to the processing of date data.

Subcontractor does not warrant that the Products or any portion thereof are error or bug free, or that NGIT’s use of the Products will be uninterrupted. This limited warranty covers only problems reported to Subcontractor during the Product Warranty Period. NGIT’s sole and exclusive remedy, and Subcontractor’s entire liability for breach of any Product warranty, shall be correction of the warranted nonconformity or, if Subcontractor is unable to correct the warranted nonconformity at Subcontractor’s option, termination of the license with respect to the non-conforming Products. Upon such termination NGIT may receiver the license fees paid by NGIT for use of such non-conforming Products, less depreciation for use assuming straight-line depreciation over a five (5) year useful life. This Product limited warranty shall not be valid if the Products were subjected to abuse, misuse, accident, alteration, or unauthorized modification or installation.

Subcontractor warrants that Services will be performed in a workmanlike and professional manner consistent with generally accepted industry practices. For any breach of the above services warranty, NGIT’s exclusive remedy, and Subcontractor’s entire liability, shall be the re-performance of such deficient support; and if Subcontractor fails to re-perform such Services as warranted, NGIT shall be entitled to recover the fees paid to Subcontractor for the deficient portion of such support. NGIT must report any deficiencies in such Services to Subcontractor in writing within ninety (90) days of completion of such support in order to receive the above warranty remedies.

EXCEPT FOR THE EXPRESS LIMITED WARRANTIES PROVIDED IN THIS SECTION, THE PRODUCTS AND SERVICES ARE PROVIDED “AS IS,” WITHOUT ANY WARRANTY WHATSOEVER. SUBCONTRACTOR DISCLAIMS ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, AS TO ANY MATTER WHATSOEVER, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT. THE FOREGOING STATES SUBCONTRACTOR’S ENTIRE LIABILITY AND NGIT’S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF WARRANTY.

24.    SECTION 508

The Workforce Investment Act of 1998, Public Law 105-220, was enacted on August 7, 1998. Title IV of the Act is the Rehabilitation Act Amendments of 1998. Subsection 408(b) amended section 508 of the Rehabilitation Act of 1973 (29 U.S.C. 794d). Subsection 508(a)(1) requires that when Federal departments or agencies develop, procure, maintain, or use Electronic and Information Technology (EIT), they must ensure that the EIT allows Federal employees with disabilities to have access to and use of information and data that is comparable to the access to and use of information and data by other Federal employees. Section 508 also requires that individuals with disabilities, who are members of the public seeking information or services from a Federal department or agency, have access to and use of information and data that is comparable to that provided to the public without disabilities. Comparable access is not required if it would impose an undue burden. Subcontractor certifies that it meets the requests of Section 508 of the Rehabilitation Act.

25.    INDEMNIFICATION

Subcontractor indemnifies NGIT against any claim that Products provided by Subcontractor infringe a United States patent or copyright, provided NGIT gives Subcontractor prompt written notice of any claim and grants Subcontractor control of the defense and settlement thereof. Subcontractor shall, at it’s option and expense, either (1) replace or modify the product so that it becomes non-infringing, or (2) accept return of the Product and (a) in the case of a lease, terminate said lease as of the returned Product.

Subcontractor has no obligation for any claim of infringement arising from Subcontractor’s compliance with Government’s designs, specifications or instructions, modification of the Product by Government or a third party, use of the Product in a way not specified by Subcontractor in Specifications or related application notes, or use of the Product with products not supplied by Subcontractor.

These terms state Subcontractor’s entire liability for claims of infringement by Products and Support supplied by Subcontractor.

THE FOREGOING CONSTITUTES THE ENTIRE LIABILITY OF SUBCONTRACTOR AND SOLE REMEDY OF NGIT WITH RESPECT TO ANY CLAIM OR ACTION BASED IN WHOLE OR IN PART UPON PATENT OR COPYRIGHT INFRINGEMENT.

26.    FORCE MAJEURE

Subcontractor shall not be responsible for delays or failures in performance which arise out of causes beyond the control and without the fault or negligence of Subcontractor as defined in FAR 52-249-8(c), Default (Fixed-Price Supply and Service) (APR 1984).

27.    SEVERABILITY

If any term or provision of this Agreement shall be found by a court of competent jurisdiction to be unlawful or otherwise unenforceable, that same shall not invalidate the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court’s opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties herein set forth.

28.    COMPLETE AGREEMENT

This Agreement, with its attachments and any documents incorporated by reference, constitutes the entire Agreement between the parties. No variations, modifications, or changes to this Agreement shall be binding upon either party unless set forth and evidenced in a writing duly executed by the parties.

29.    CONTROLLING LAW

This Agreement shall be construed in accordance with the laws of the State of Maryland except to the extent of the provisions incorporated herein by reference by virtue of the requirements of the Federal Acquisition Regulations or other government procurement requirements, which provisions shall be interpreted in accordance with the decisions of the Federal Courts and appropriate government Boards of Contract Appeals.

IT IS AGREED:

For NGIT by;	For Subcontractor By;

/s/ Dennis Buckley Signature	/s/ Yves Audebert Signature

Dennis Buckley Printed Name	Yves Audebert Printed Name

Contracts Manager Title	President & COO Title

8/14/02 Date	9/6/02 Date

Attachment A – Products and Services
Attachment B – Flow Down Clauses
Attachment C – ActivCard Standard License Agreement